Exhibit 10.2

GLOBAL LOCKUP

THIS GLOBAL LOCKUP (the “Lockup”) is entered into as of October 20, 2026 (the “Effective Date”), by and between NIGHTFOOD HOLDINGS, INC., a Nevada corporation (the “Company”), and PACIFIC PIER CAPITAL II, LP, a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to those certain promissory notes issued by the Company to the Holder on June 18, 2026 (the “First Note”) and August 27, 2026 (the “Second Note”, and collectively with the First Note, the “Notes”); and

B. The Parties desire to enter into this Lockup with respect to the Notes as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Lockup and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Notwithstanding anything to the contrary in the Notes, the Holder shall not effectuate any conversion under the Notes during the period beginning on the Effective Date and continuing through January 17, 2027 (the “Lock-Up Period”). Notwithstanding the foregoing, the Company may at any time during the Lock-Up Period, at the Company’s sole discretion, give irrevocable written notice to the Holder to permit the Holder to voluntarily effectuate conversion(s) under the Notes (each an “Optional Conversion”). For the avoidance of doubt, the Holder shall not be required to effectuate such Optional Conversion(s).

2. Conversion Shares Held with the Company’s Transfer Agent. Any shares of the Company’s common stock issued to the Holder upon any conversion under the Notes during the Lock-Up Period, including any Optional Conversion (the “Conversion Shares”), shall be issued in book-entry form and remain registered in the Holder’s name on the Company’s stock ledger maintained by the Company’s transfer agent through the end of the Lock-Up Period. During the Lock-Up Period, the Holder shall not transfer, sell, assign, pledge, encumber or otherwise dispose of any Conversion Shares, including by transferring such shares to any brokerage account, except pursuant to an early release expressly permitted under this Agreement. The Holder authorizes the Company to instruct its transfer agent to place and maintain stop-transfer instructions on the Conversion Shares to enforce these restrictions. Upon expiration of the Lock-Up Period or an applicable early release under this Agreement, the Company shall within 48 hours instruct its transfer agent to remove the corresponding contractual stop-transfer restrictions, and the Holder may transfer the released Conversion Shares to an account of its choosing, subject to applicable law and any other applicable restrictions.

3. Section 4.6 of the Second Note shall apply to this Lockup.

4. This Lockup may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Lockup as of the Effective Date.

NIGHTFOOD HOLDINGS, INC.		PACIFIC PIER CAPITAL II, LP

		By:	Pacific Pier Capital Management Group, LLC, its manager

By:	/s/ Jimmy Chan	By:	/s/ Edward Deese
Name:	Jimmy Chan	Name:	Edward Deese
Title:	Chief Executive Officer	Title:	Authorized Signatory